EXHIBIT 2.1

ACQUISITION AGREEMENT, dated as of September 28, 2012 (the "Agreement"), by and among S&W SEED COMPANY, a Nevada corporation ("SW"), IMPERIAL VALLEY SEEDS, INC., a California corporation ("IVS"), GLEN BORNT ("GB"), FRED FABRE ("FF") and THE BORNT FAMILY TRUST, a trust organized under the laws of California (the "Trust" and, together with GB and FF, the "IVS Sellers").

WHEREAS, IVS and the IVS Sellers conduct an alfalfa supply and marketing support business under the name "Imperial Valley Seeds" (the "IVS Business"); and

WHEREAS the Trust and FF are the owners of 100% of the issued and outstanding capital stock of IVS; and

WHEREAS, SW desires to purchase all of the assets of the IVS Business from IVS, and IVS and the IVS Sellers desire to sell all of the assets of the IVS Business to SW on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

"Closing Date" means the date of the Closing.

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

"Employment Agreement" means the Employment Agreement, in the form of Exhibit A hereto, between SW and FF to be entered into as of the Closing Date.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

"Intellectual Property Right" means any trademark, service mark, registration thereof or application for registration therefore, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of proprietary intellectual property right, in each case that is owned or licensed by IVS or any of its affiliates and used or held for use in the IVS Business.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

"Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"SW Securities" means the SW Shares and the Note.

"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs' duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Closing	2.04(a)
Commission	3.24(a)
Damages	9.02(a)
FF	Recitals
GB	Recitals
Governmental Entity	3.04(a)
IVM	6.01(e)
IVS	Recitals
IVS Assets	2.01
IVS Balance Sheet	3.08(a)
IVS Balance Sheet Date	3.06
IVS Business	Recitals
IVS Permits	3.12(a)
IVS Sellers	Recitals

Material Adverse Effect	3.01

Note	2.03(a)
Purchase Price	2.03(a)
Securities Act	2.04(b)
SW	Recitals
SW Shares	2.03(a)
Trust	Recitals

ARTICLE II
ACQUISITION

Section 2.01 Purchase and Sale of IVS Assets. Upon the terms and subject to the conditions of this Agreement, SW agrees to purchase from IVS and IVS agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to SW at Closing, free and clear of all Liens, all of the assets, properties and business (other than the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the IVS Business by IVS or any affiliate of IVS as the same shall exist on the Closing Date, including all of the assets shown on the IVS Balance Sheet and not disposed of in the ordinary course of business, and all assets of the IVS Business thereafter acquired by IVS (the "IVS Assets"), and including, without limitation, all right, title and interest of IVS in, to and under:

  All personal property and interest therein, including equipment, furniture, office equipment, communications equipment;

  All rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments (including without limitation, the IVM Supply Agreement and West Side Mill Option Agreement, each as defined below);

  All prepaid expenses relating to the operation of the IVS Business;

  All rights, claims, credits, causes of action or rights of set-off against third parties relating to the IVS Assets, including (without limitation) un-liquidated rights under manufacturers' and vendors' warranties;

  All transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the IVS Business;

  All Intellectual Property and other rights to the following seed varieties: La Jolla, Catalina and Saltana and all other brands and labels of the IVS ;

  All books, records, files and papers, whether in hard copy or computer format, used in the IVS Business, including (without limitation) sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, and any information relating to Taxes imposed on the IVS Assets; and

(i) All goodwill associated with the IVS Business or the IVS Assets, together with the right to represent to third parties that SW is the successor to the IVS Business.:

Section 2.02 Excluded Assets. SW expressly understands and agrees that the following assets and properties of IVS (the "Excluded Assets") will be excluded from the IVSAssets:

(a) All cash on hand of IVS;

(b) All accounts and other receivables of IVS;

(c) All inventory of the IVS Business;

(d) All minute books and ownership records of IVS; and

(e) Any IVS Assets sold or otherwise disposed of in the ordinary course of the operation of the IVS Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date.

Section 2.03 Purchase Price

(a) The purchase price for the IVS Assets (the "Purchase Price") is:

(i) $3,000,000 in cash;

(ii) $500,000 payable in the form of a five-year unsecured, subordinated promissory note in the form of Exhibit B hereto (the "Note"); and

(ii) 400,000 shares of common stock, par value $0.001 per share, of SW (the "SW Shares").

(b) The Purchase Price will be paid as provided in this Section 2.03 and in Section 2.04.

(e) In consideration of the covenants set forth in Section 6.01(d), SW agrees to pay FF $50,000 on each of the first five anniversaries of the Closing. Upon the death of FF, if FF has been in compliance with Section 6.01(d) at all times prior to his death, SW will pay the foregoing amounts to the estate or heirs of FF.

Section 2.04 Closing.

(a) The closing (the "Closing") of the purchase and sale of the IVS Assets hereunder shall take place at the offices of SW in Five Points, California as soon as possible, but in no event later than three business days, after the satisfaction of the conditions set forth in Article VII, or at such other time or place as IVS and SW may agree. At the Closing,

(i) SW will deliver to IVS: (A) the cash portion of the Purchase Price in immediately available funds wired to an account designated by IVS, or by a certified check or such other method as may be agreed by IVS and SW, (B) the Note and (C) stock certificates representing the SW Shares portion of the Purchase Price.

(ii) IVS will enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C and deliver to SW such deeds, bills of sale, assignment, certificates or title, documents and other instruments of transfer and conveyance as may reasonably be requested by SW, each in form and substance reasonably satisfactory to SW and its legal counsel and executed by IVS.

(b) All SW Securities to be issued hereunder shall be deemed "restricted securities" as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). All SW Securities to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Certificates representing the SW Securities to be issued hereunder shall bear a restrictive legend in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

If SW proposes to register under the Securities Act any of its "restricted securities" (as defined in paragraph (a) of Rule 144 under the Securities Act) for resale utilizing Form S-3, it shall give written notice to IVS of SW's intention to register such securities, and, upon the written request, given within seven days after receipt of such notice, of IVS to register any of the SW Shares, SW shall cause the SW Shares so requested by IVS to be included in such registration, all to the extent requisite to permit the sale or other disposition by IVS of the SW Shares so registered; provided, however, that the SW Shares as to which registration had been requested need not be included in such registration if in the opinion of counsel for SW the proposed transfer by IVS may be effected without registration under the Securities Act and any certificate evidencing the SW Shares so transferred need not bear any restrictive legend. All expenses incurred by SW in connection with any registration pursuant to this paragraph (including, without limitation, all registration and filing fees, fees and expenses of complying with securities and blue sky laws, printing expenses, and fees and disbursements of counsel and of independent public accountants for SW) shall be borne by the selling stockholders in proportion to the number of shares registered. All underwriting discounts and selling commissions applicable to the SW Shares shall be borne by IVS.

(c) The expenses of Closing shall be paid as follows:

(i) The IVS Sellers shall pay one-half (1/2) of any sales or use tax arising out of the transfer of the IVS Assets, if any.

(ii) SW shall pay one-half (1/2) of any sales or use tax arising out of the transfer of the IVS Assets, if any.

(iii) Except as otherwise expressly provided in this Agreement, all other Closing fees and costs, including, but not limited to, legal fees, accounting fees, consulting fees, and other incidental expenses in connection with the transactions contemplated by this Agreement shall be borne by the party that incurs the expenses.

(iv) Except as otherwise expressly provided in this Agreement, all expenses associated with the IVS Assets being conveyed to SW, including, but not limited to, taxes, rent, insurance premiums, and utility charges, shall be apportioned ratably between the parties as of the Closing Date on the basis of a 30-day month. This obligation to make apportionments shall survive the Closing.

Section 2.05 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, SW is not assuming any liability or obligation of IVS or any IVS Seller (or any predecessor owner of all or part of the IVS Business) of whatever nature whether presently in existence or arising hereafter. All such liabilities and obligations shall be retained by and remain obligations and liabilities of IVS and the IVS Sellers, including (without limitation) any liability or obligation for Tax arising from or with respect to the IVS Assets or the operations of the IVS Business which is incurred in or attributable to any Tax period ending on or prior to the Closing Date.

Section 2.06 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any IVS Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof to in any way adversely affect the rights of SW or IVS thereunder. Each of IVS and SW will use their best efforts (but without any payment of money by IVS or SW) to obtain the consent of the other parties to any such IVS Asset or any claim or right or any benefit arising thereunder for the assignment thereof to SW as SW may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of IVS thereunder so that SW would not in fact receive all such rights, IVS and SW will cooperate in a mutually agreeable arrangement under which SW would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to SW, or under which IVS would enforce for the benefit of SW, with SW assuming IVS's obligations, any and all rights of IVS against a third party thereto. IVS will promptly pay to SW, when received, all monies received by IVS under any IVS Asset or any claim or right or any benefit arising thereunder. In such event, IVS and SW shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternative arrangements satisfactory to SW and IVS, negotiate in good faith an adjustment in the consideration paid by SW for the IVS Assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE IVS BUSINESS

IVS hereby represents and warrants to SW that:

Section 3.01 Organization. IVS is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. IVS is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects (a "Material Adverse Effect") of the IVS Business. The IVS Sellers have heretofore delivered to SW accurate and complete copies of the Articles of Incorporation and Bylaws or other applicable organizational documents, as currently in effect, of IVS.

Section 3.02 Capitalization.

(a) The authorized capital stock of the IVS consists of 10,000 shares of common stock, of which, as of the date hereof, 1,000 were issued and outstanding. All the issued and outstanding shares of IVS common stock are validly issued, fully paid and nonassessable and free of all preemptive rights.

(b) Except as set forth above, there are not now, and at the Closing Date there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of IVS issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating IVS to issue, transfer or sell any of its securities.

(c) IVS does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business.

Section 3.03 Authorization. The execution, delivery and performance by IVS of this Agreement and the consummation by IVS of the transactions contemplated hereby are within its organizational powers and have been duly authorized by all necessary organizational action of IVS. This Agreement has been duly and validly executed and delivered by IVS and constitutes a valid and binding agreement of IVS, enforceable against it in accordance with its terms.

Section 3.04 Governmental Authorization; Consents.

(a) The execution, delivery and performance by IVS of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority (a "Governmental Entity").

(b) No consent, approval, waiver or other action by any Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease,

instrument, or other document to which IVS is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by IVS or the consummation of the transactions contemplated hereby.

Section 3.05 Non-Contravention. The execution, delivery and performance by IVS of this Agreement do not and will not (i) contravene or conflict with the organizational documents of IVS, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to IVS; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of IVS or to a loss of any benefit to which IVS is entitled under any provision of any agreement, contract, or other instrument binding upon IVS or any license, franchise, permit or other similar authorization held by IVS or (iii) result in the creation or imposition of any Lien on any asset of IVS.

Section 3.06 Financial Statements. The unaudited financial statements of IVS for the years ended December 31, 2009 and December 31, 2010 and December 31, 2011 and for the six months ended June 30, 2012 (the "IVS Balance Sheet Date") previously delivered to SW fairly present, requiring no material modification to be in conformity with generally accepted accounting principles applied on a consistent basis the financial position of the IVS Business as of the date thereof and its results of operations for the period then ended.

Section 3.07 Absence of Certain Changes. Since the IVS Balance Sheet Date, IVS has conducted the IVS business in the ordinary course consistent with past practices and there has not been:

(a) any material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the IVS Business;

(c) any incurrence, assumption or guarantee by IVS of any indebtedness for borrowed money;

(d) any creation or assumption by IVS of any Lien on any asset;

(e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the IVS Business or its assets which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect of the IVS Business;

(f) any transaction or commitment made, or any contract or agreement entered into, by IVS relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by any of them of any material contract or other right, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(g) any change in any method of accounting or accounting practice by IVS, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles, or the making of any Tax election; or

(h) any (i) grant of any severance or termination pay to any officer, director or employee of the IVS Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of IVS, (iii) increase in benefits payable under an existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of IVS.

Section 3.08 No Liabilities. There are no liabilities of IVS of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a) Liabilities disclosed or provided for in the unaudited balance sheet of the IVS Business as of June 30, 2012 (the "IVS Balance Sheet") previously delivered to SW. All such liabilities will be satisfied in full by IVS on or before the Closing Date; and

(b) Liabilities incurred in the ordinary course of business consistent with past practice since the IVS Balance Sheet Date, which in the aggregate are not material to the IVS Business and which will be satisfied in full by IVS on or before the Closing Date.

Section 3.09 Properties.

(a) IVS has good and marketable title to, or in the case of leased property has valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the IVS Balance Sheet or acquired after the IVS Balance Sheet Date. None of such properties or assets is subject to any Liens, except:

(i) Liens disclosed on the IVS Balance Sheet, which will be removed on or before the Closing Date;

(ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the IVS Balance Sheet);

(iii) Liens which do not materially detract from the value of such property or assets as now used.

(b) There are no developments affecting any of such properties or assets pending or, to the knowledge of IVS or any IVS Seller threatened, which might materially detract from the value of such property or assets, materially interfere with any present or intended use of such property or assets or materially adversely affect the marketability of such properties or assets.

(c) The assets owned or leased by IVS or included in the IVS Assets constitute all of the property and property rights used or necessary for the conduct of the IVS Business in the manner and to the extent presently conducted by IVS. All buildings, structures, leasehold improvements and fixtures, or parts thereof, facilities, equipment and personal property used by IVS in the conduct of the IVS Business are in good operating condition and repair, ordinary wear and tear excepted.

Section 3.10 Material Contracts.

(a) Except for agreements, contracts, plans, leases, arrangements or commitments set forth in Section 3.10 of the IVS Disclosure Schedule, IVS is not a party to or subject to:

(i) Any lease providing for annual rentals of $5,000 or more;

(ii) Any contract for the purchase of services, materials, supplies, goods, equipment or other assets providing for annual payments by IVS of $5,000 or more;

(iii) Any sales, distribution or other similar agreement providing for the sale by IVS of services, materials, supplies, goods, equipment or other assets that provides for annual payments to IVS of $5,000 or more;

(iv) Any partnership, joint venture or other similar contract or arrangement;

(v) Any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

(vi) Any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by IVS;

(vii) Any agency, dealer, reseller, sales representative or similar agreement;

(viii) Any agreement or arrangement providing for the payment of any commission based on sales other than to employees of IVS;

(ix) Any agreement that provides for any continuing or future obligation of IVS, actual or contingent, including but not limited to any continuing representation or warranty or any indemnification obligation that arose in connection with the disposition of any business or assets of the IVS Business;

(x) Any contract or other document that substantially limits the freedom of IVS to compete in any line of business or with any Person or in any area or which would so limit the freedom of SW after the Closing Date; or

(xi) Any other contract or commitment not made in the ordinary course of business that is material to the IVS Business.

(b) Each agreement, contract, plan, lease, arrangement and commitment required to be disclosed on Section 3.10 of the IVS Disclosure Schedule is a valid and binding agreement of IVS and is in full force and effect, and neither IVS nor any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

Section 3.11 Litigation. There is no action, suit, investigation, proceeding, review pending against, or to the knowledge of IVS or any IVS Seller threatened against or affecting, IVS or any of its properties before any court or arbitrator or any Governmental Entity which, in the aggregate, are reasonably likely to have a Material Adverse Effect of the IVS Business or materially delay the transactions contemplated hereby.

Section 3.12 Compliance with Laws; No Defaults.

(a) IVS holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its businesses (the "IVS Permits"), except for failures to hold such IVS Permits that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect of the IVS Business. IVS is in compliance with the terms of the IVS Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect of the IVS Business. The IVS Business is not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which in the aggregate do not and would not reasonably be expected to have a Material Adverse Effect of the IVS Business.

(b) IVS is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which it is a party or by which it or any of its material amount of its properties or assets is bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the IVS Business, which defaults or violations would, in the aggregate, reasonable be expected to have a Material Adverse Effect of the IVS Business or that would materially delay the consummation of the transactions contemplated hereby.

Section 3.13 Taxes.

(a) IVS has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by IVS (whether or not shown on any Tax Return) have been paid. IVS is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where IVS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the IVS Business that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) IVS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) Neither any IVS Seller nor any contractor employee responsible for Tax matters of the IVS Business expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Tax of IVS either (a) claimed or raised by any authority or (b) as to which any IVS Seller or any contractor or employees responsible for Tax matters of the IVS Business has knowledge. Section 3.13 of the IVS Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the IVS Business or taxable periods ended on or after January 1, 2004, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The IVS Sellers have delivered or made available to SW correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by IVS.

(d) IVS has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The IVS Business's unpaid taxes (a) did not, as of the IVS Balance Sheet Date, exceed the amount accrued for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the IVS Balance Sheet (rather than in any notes thereto) and (c) do not exceed that amount accrued as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of IVS in filing their respective Tax Returns.

Section 3.14 Insurance. Section 3.14 of the IVS Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds covering IVS, the IVS Business and its employees. There is no claim by IVS pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and IVS is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 31, 2004 and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the IVS Business. IVS does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

Section 3.15 Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of IVS who might be entitled to any fee or commission from SW or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.16 Employees.

(a) Section 3.16 of the IVS Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries (or wage rates for non-salaried employees) and other compensation of all employees of IVS. None of such employees has indicated to IVS or any IVS Seller that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within two years after the Closing Date. No third party has asserted any claim or has any reasonable basis to assert any claim against IVS that either the continued employment by, or association with, IVS or of any of the present officers or employees of, or consultants to, IVS contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information. Except as set forth on Section 3.16 of the IVS Disclosure Schedule, IVS has no employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any employee or consultant of the IVS Business.

(b) IVS has no collective bargaining arrangements or agreements covering any of their respective employees. There is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the knowledge of IVS or any IVS Seller, threatened against or otherwise affecting the IVS Business, and the IVS Business has not experienced the same. IVS has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has IVS planned or announced any such action or program for the future with respect to which the IVS Business has any material liability. At the Closing, all salaries, wages, vacation pay, bonuses, commissions and other compensation due from IVS will have been paid.

(c) Except as set forth in Section 3.16 of the IVS Disclosure Schedule, IVS does not have, or contribute to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written. Neither IVS nor any of its affiliates has incurred with respect to any Employee Benefit Plan any liability to the Pension Benefit Guaranty Corporation or other liability.

(d) No employee of IVS will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

Section 3.17 Intellectual Property.

(a) Section 3.17 of the IVS Disclosure Schedule sets forth a list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right, (ii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which IVS or any of its affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of the parties thereto and a description of the nature and subject matter thereof.

(b) IVS has not during the three years preceding the date of this Agreement been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding that has not been finally terminated prior to the date hereof and that involves a claim of infringement of patents, trademarks, service marks or copyrights, and (ii) IVS has no knowledge of any other claim or infringement by the IVS Business, and knowledge of any continuing infringement by any other Person of any Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the IVS Business or restricting the licensing thereof by IVS to any Person. IVS has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

(c) None of the processes and formulae, research and development results and other know-how relating to the IVS Business, the value of which is contingent upon maintenance of the confidentiality thereof, has been disclosed by IVS or any affiliate thereof to any Person other than employees, representatives and agents of IVS.

Section 3.18 Environmental Compliance. IVS has obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws in connection with its business. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect of the IVS Business, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting IVS or its businesses or assets that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

Section 3.19 Books and Records. The books, records and documents of the IVS Business accurately reflect in all material respects the information relating to the IVS Business of and the location of its assets. At the Closing, all of those books, records and documents will be in the possession of SW.

Section 3.20 Absence of Certain Relationships. Except as set forth on Section 3.20 of the IVS Disclosure Schedule, none of (a) IVS, (b) any executive officer of IVS, (c) FF or GB, or (d) any member of the immediate family of the Persons listed in (a) through (c) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of the IVS Business (other than holdings in publicly held companies of less than 2% of the outstanding capital stock of any such publicly held company).

Section 3.21 No Questionable Payments. Neither IVS, nor any director, officer, agent, employee, or other person associated with, or acting on behalf of, IVS, nor any shareholder, trustee or beneficiary of IVS have, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.22 Completeness of Disclosure. No representation or warranty by IVS in this Agreement contains or, and at the Closing Date will contain, an untrue statement of material fact or omits or, at the Closing Date, will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

Section 3.23 Investment Representations and Covenants. IVS represents and warrants that:

(a) It is acquiring the SW Securities for investment for its own account and not with a view to distribution or resale thereof, and that it will not sell or otherwise transfer the SW Shares except in accordance with the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission (the "Commission") and all applicable provisions of state securities laws and regulations. It further acknowledges that it understands the foregoing to mean that it will not sell or otherwise transfer any SW Securities unless such securities are registered under the Securities Act and any other applicable federal or state securities laws, or it obtains an opinion of counsel satisfactory to SW (both as to the issuer of the opinion and the form and substance thereof) that the SW Securities may be transferred in reliance on an applicable exemption from the registration requirements of such laws.

(b) It is an "accredited investor" within the meaning of Rule 501 under the Securities Act and understands that acquisition of the SW Securities is a speculative investment involving a high degree of risk of the loss, and it is qualified by knowledge and experience to evaluate investments of this type. It further acknowledges that it has carefully considered the potential risks relating to an investment in the SW Securities.

(c) It is able to bear the economic risk of losing his entire investment in the SW Securities.

(d) It understands and acknowledges that the SW Securities have not been registered under the Securities Act, or the securities laws of any state and, as a result thereof, are subject to substantial restrictions on transfer. It further acknowledges that the certificate or certificates representing the SW Securities shall bear a legend in substantially the form set forth in Section 2.04 hereof.

(e) It has been afforded access to all material information (including, without limitation, SW's Form 10-Q for the fiscal quarter ended March 31, 2012 filed with the Commission (containing unaudited financial statements for the quarter then ended), SW's Form 10-K for the fiscal year ended June 30, 2012 filed with the Commission (containing audited financial statements for the fiscal year then ended) and all other reports, schedules, forms, statements and other documents filed by SW with the Commission) that it has requested relevant to its decision to acquire the SW Securities and to ask questions of SW's management. It further acknowledges that, except as set forth herein, neither SW nor anyone acting on behalf of SW has made any representations or warranties to IVS or any IVS Seller which have induced, persuaded, or stimulated it to acquire such SW Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE IVS SELLERS

The IVS Sellers, jointly and severally, hereby represent and warrant to SW that:

Section 4.01 Representations and Warranties Regarding the IVS Business. The representations and warranties set forth in Article III hereof are true and correct. The representations and warranties made by the IVS Sellers in this Section 4.01 are not intended to be any broader than those made by IVS in Article III.

Section 4.02 Authority. Each IVS Seller has approved this Agreement and duly authorized the execution and delivery hereof. Each IVS Seller has full power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby and in connection herewith.

Section 4.03 Independent Representation. Each IVS Seller have been advised to consult with his or its own attorney regarding legal matters concerning the purchase and sale of the IVS Assets, and with a tax advisor regarding the tax consequences thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SW

SW hereby represents and warrants to IVS and the IVS Sellers that:

Section 5.01 Organization. SW is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SW is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect of SW.

Section 5.02 Corporate Authorization. The execution, delivery and performance by SW of this Agreement and the consummation by SW of the transactions contemplated hereby are within SW's corporate powers and have been duly authorized by all necessary corporate action of SW. This Agreement has been duly and validly executed and delivered by SW and constitutes a valid and binding agreement of SW, enforceable against SW in accordance with its terms.

Section 5.03 Governmental Authorization; Consents.

(a) The execution, delivery and performance by SW of this Agreement require no action by or in respect of, or filing with, any Governmental Entity.

(b) No consent, approval, waiver or other action by an Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which SW is a party or by which either of them is bound is required or necessary for the execution, delivery and performance of this Agreement by SW or the consummation of the transactions contemplated hereby.

Section 5.04 Non-Contravention. The execution, delivery and performance by SW of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of SW, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to SW; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of SW or to a loss of any benefit to which SW is entitled under any provision of any agreement, contract, or other instrument binding upon SW or any license, franchise, permit or other similar authorization held by SW or (iv) result in the creation or imposition of any Lien on any asset of SW.

Section 5.05 Validity of SW Shares to be Issued. The SW Shares to be issued at the Closing are validly authorized and, when such SW Shares have been duly delivered pursuant to the terms of this Agreement, such SW Shares will be validly issued, fully paid and nonassessable and will not have been issued, owned or held in violation of any preemptive or similar right of any stockholder.

Section 5.06 Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of SW who might be entitled to any fee or commission from IVS or any IVS Seller or any affiliate thereof upon consummation of the transactions contemplated by this Agreement.

Section 5.07 Litigation. There is no action, suit, investigation, proceeding, review pending against, or to the knowledge of SW threatened against or affecting, SW or any of its properties before any court or arbitrator or any Governmental Entity which, in the aggregate, are reasonably likely to materially delay the transactions contemplated hereby.

ARTICLE VI
COVENANTS

Section 6.01 Covenants of the IVS Business. IVS agrees that:

(a) Conduct of the IVS Business. During the period from the date of this Agreement and continuing until the Closing Date, IVS shall conduct the IVS Business in the ordinary course consistent with past practices and to use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, IVS will not:

(i) Adopt or propose any change in its articles of incorporation or bylaws or other organizational documents;

(ii) Merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

(iii) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the IVS Balance Sheet (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

(iv) Incur any indebtedness for borrowed money;

(v) Except as expressly permitted by this Agreement, sell, lease, license or otherwise dispose of any material assets or properties; or

(vi) Agree or commit to do any of the foregoing.

Except as expressly provided in this paragraph none of IVS will not (i) take or agree or commit to take any action that would make any of their respective representations and warranties inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, or (iii) make any agreement or reach any understanding not approved in writing by SW as a condition for obtaining any consent, authorization, approval, order, license, certificate or permit required for the consummation of the transactions contemplated by this Agreement.

(b) Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), each of IVS shall afford to the officers, employees, accountants, counsel and other representatives of SW, access, during normal business hours during the period prior to the Closing, to all of their respective properties, books, contracts, commitments and records and, during such period, IVS shall furnish promptly to the other all information concerning the IVS Business, its properties and its personnel as SW may reasonably request.

(c) Confidentiality. Prior to the Closing Date and after any termination of this Agreement, each of IVS, the IVS Sellers and their respective affiliates will hold, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning SW furnished to IVS or any IVS Seller, or their respective affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by IVS or the IVS Sellers, (ii) in the public domain through no fault of IVS or the IVS Sellers or (iii) later lawfully acquired by IVS or the IVS Sellers from sources other than SW; provided that IVS or the IVS Sellers may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by IVS and the IVS Sellers of the confidential nature of such information and are directed by IVS and the IVS Sellers to treat such information confidentially. The obligation of IVS, the IVS Sellers and their respective affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, IVS, the IVS Sellers and their respective affiliates will, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to SW, upon request, all documents and other materials, and all copies thereof, obtained by the IVS, IVS Sellers or their affiliates or on their behalf from SW in connection with this Agreement that are subject to such confidence.

(d) Restrictive Covenants.

(i) Each of IVS and each IVS Seller agrees that for a period of five full years following the Closing Date, neither IVS or any IVS Seller nor any of their affiliates (including, without limitation, Imperial Valley Milling Co., a California corporation ("IVM") shall (w) engage, either directly or indirectly, as a principal or for his own account or solely or jointly with others, or as an equity interest holder in or lender to, in any business that competes with the IVS Business as it exists on the Closing Date anywhere in the world; (x) directly or indirectly solicit or induce any Person that was a customer or supplier or active prospective customer or supplier of the IVS Business as of the Closing to terminate its business relationship with SW or the IVS Business or to patronize any business directly in competition with the IVS Business anywhere in the world (y) supply alfalfa, Bermuda grass or Sudan grass seeds (collectively, "Seeds") or otherwise provide Seed planting, sourcing, cleaning, coating, supply or marketing services to any business that competes with the IVS Business anywhere in the world or (z) employ or solicit, or receive or accept the performance of services by, any employee currently employed by IVS. Notwithstanding the foregoing, IVM may sell Available Seeds (as defined below) solely for distribution and end use within the United States. "Available Seeds" mean Seeds which (1) have been properly offered for sale to SW pursuant to the terms of the IVM Supply Agreement (as defined below) and (2) SW has declined to purchase.

(ii) Each of IVS and each IVS Seller acknowledges and agrees that (a) ii or he is selling the goodwill related to the IVS Business to SW in the transactions contemplated by this Agreement, (b) the relationships that the IVS Business has with its customers, suppliers and employees are significant relationships necessary for SW to continue to conduct the IVS Business, (c) the IVS Business has international scope, (d), following the Closing, FF will continue to have access to the aforesaid assets and relationships by virtue of continued employment with SW following the Closing, and (e) SW has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets and relationships, and that the covenants set forth in this Section 6.01(d) are reasonable in scope, duration and geographic area, and are necessary in order to protect these legitimate business interests. Each of IVS, FF and GB also acknowledges and agrees that the covenants he makes herein will not prevent it or him from practicing his profession for clients in any industry other than those covered by the IVS Business or as permitted herein, and that its or his skills and expertise are transferable to serve clients operating in other industries. Further, each of IVS and each IVS Seller has been advised by SW that the covenants and agreements set forth in this Section 6.01(d) are a material reason SW has agreed to consummate the transactions contemplated hereby.

(iii) If any provision contained in this Section 6.01(d) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law. Each of IVS and each IVE Seller acknowledges that SW would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate SW for any such breach. Each of IVS and each IVS Seller agrees that SW shall be entitled to injunctive relief requiring specific performance by IVS and the IVS Sellers of this Section, and each of IVS and each IVS Seller consents to entry thereof.

Section 6.02 Covenants of SW. SW agrees that, prior to the Closing Date and after any termination of this Agreement, SW and its affiliates will hold, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the IVS Business furnished to SW or its affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by SW, (ii) in the public domain through no fault of SW or (iii) later lawfully acquired by SW from sources other than the IVS Sellers; provided that SW may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by SW of the confidential nature of such information and are directed by SW to treat such information confidentially. The obligation of SW and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, SW and its affiliates will, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the IVS Sellers, upon request, all documents and other materials, and all copies thereof, obtained by SW and its affiliates or on their behalf from the IVS Sellers in connection with this Agreement that are subject to such confidence.

Section 6.03 Covenants of IVS Seller. Each IVS Seller agrees to use best efforts to cause IVS to perform each covenant thereof set forth in this Agreement on a timely basis.

Section 6.04 Additional Covenants of the Parties. Each party hereto agrees that:

(a) Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees (i) to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and (ii) to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) Certain Filings. Each of the parties will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is require or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) Public Announcements. IVS and the IVS Sellers understand that SW is a publicly-traded corporation, and that the disclosure of information concerning SW and its business affairs and financial condition is strictly regulated by the Commission and other legal and administrative bodies. Accordingly, IVS and the IVS Sellers hereby agree (a) that SW may make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby as it deems necessary to comply with applicable law or regulation (including, without limitation, the filing of this Agreement and its exhibits and schedules) and (b) to take reasonable measures not to make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby, without the prior written consent of SW (which consent may be given or withheld in its sole discretion).

(d) Notices. Each of the parties shall give prompt notice to the other parties of: (a) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles III, IV or V; and (c) any other material fact or occurrence or any pending or threatened material occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

(e) Tax Matters.

(i) SW and IVS agree that the Purchase Price (plus other relevant items) will be allocated to the IVS Assets for all purposes (including Tax and financial accounting purposes) in a manner consistent with an allocation schedule to be prepared by SW after the Closing. SW, IVS and the IVS Sellers will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the approved allocation schedule.

(ii) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement as specified in Section 2.04(c) or, if not so specified, 50% by SW and 50% by the IVS Sellers when due, and each party will, at his or its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees due by the party.

ARTICLE VII
CONDITIONS

Section 7.01 Conditions to Each Party's Obligation. The obligation of each party to consummate the Closing is subject to the satisfaction of the following conditions:

(a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity, and all required third party consents, shall have been filed, occurred or been obtained.

(b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Closing and shall be in effect.

Section 7.02 Conditions to Obligation of SW. The obligation of SW to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of IVS and the IVS Sellers set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) IVS and the IVS Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) SW shall have a received a certificate signed by the Chief Executive Officer of IVS confirming Section 7.02(a) and (b).

(d) SW shall have received (i) resolutions duly adopted by the Board of Directors of IVS approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable IVS to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of IVS and the authority of IVS for this Agreement, all in form and substance reasonable satisfactory to SW.

(e) IVM shall have executed and delivered each of the IVM Supply Agreement, in the form of Exhibit D hereto, and the West Side Mill Option Agreement, in the form previously provided to SW, to IVS.

(f) FF shall have executed and delivered the Employment Agreement to SW.

Section 7.03 Conditions to Obligations of the IVS. The obligations of the IVS to consummate the Closing are subject to the following further conditions:

(a) The representations and warranties of SW set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) SW shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) IVS shall have a received a certificate signed by the Chief Executive Officer of SW confirming Section 7.03(a) and (b).

(d) IVS shall have received (i) resolutions duly adopted by the Board of Directors of SW approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable SW to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of SW and the authority of SW for this Agreement, all in form and substance reasonable satisfactory to IVS.

(e) SW shall have executed and delivered the Employment Agreement to FF.

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of SW and IVS;

(b) by either SW or IVS if the Closing shall not have been consummated before December 31, 2012 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or

(c) by either SW or IVS if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Closing shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 6.01(c), 6.02 and 6.04(c). Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

Section 8.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

Section 9.01 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date or (a) in the case of Section 6.01(d), for the period set forth therein, (b) in the case of Section 6.01(c), 6.02 or 6.04(c), indefinitely and (c) in the case of covenants, agreements, representations and warranties contained in Section 3.13, 3.16, 3.18 or 6.04(e), until expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 9.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 9.02 Indemnification.

(a) Each of IVS and each IVS Seller, jointly and severally, hereby indemnifies SW against and agrees to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by SW arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by IVS or any IVS Seller pursuant to this Agreement. Notwithstanding the foregoing, SW shall not be entitled to any Damages unless the aggregate amount of all Damages referred to in this Section 9.02(a) (determined without regard to any materiality or Material Adverse Effect qualifications contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $50,000.

(b) SW hereby indemnifies IVS and the IVM Sellers against and agrees to hold them harmless from any and all Damages incurred or suffered by IVS or any IVS Seller arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by SW pursuant to this Agreement.

Section 9.03 Procedures. The party seeking indemnification under Section 9.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action, or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 9.02 for any settlement effected without its consent (which consent will not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

ARTICLE X
MISCELLANEOUS

Section 10.01 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise; provided, that SW may assign its rights and obligations hereunder to any subsidiary of SW.

Section 10.02 Expenses. Whether or not the transactions contemplated in this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, will be paid by the party incurring such expense or as otherwise agreed to herein; provided that all costs and expenses incurred by IVS or any IVS Seller shall be the sole obligation and responsibility of the IVS Sellers.

Section 10.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to a party at the address of such party set forth in the signature pages to this Agreement (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent.

Section 10.04 Parties in Interest. This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

Section 10.05 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all together will constitute one document. The delivery by facsimile of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

Section 10.06 Severability; Separate Transactions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.07 Specific Performance. The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

Section 10.08 Bulk Sales Laws. SW and IVS each hereby waive compliance by the Trust with the "bulk sales", "bulk transfer" or similar laws of any state. IVS and GB agree to indemnify and hold SW harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by SW or any of its affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

Section 10.09 Governing Law; Jurisdiction.

(a) This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California without regard to any applicable principles of conflicts of law. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted. (b) Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a "Dispute") between SW and IVS or the IVS Sellers, on the other hand, arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be settled by binding arbitration conducted in San Diego, California in accordance with the then current arbitration rules of JAMS as modified by the following provisions of this Agreement:

(i) Within five business days following the delivery of notice of a Dispute by a party in accordance with this Agreement (a "Notification"), the parties shall meet and confer on a date and at a time and place agreed upon between the parties. If the Dispute(s) are resolved by the parties in such meeting, the parties agree to reduce to writing the settlement or resolution thereof, which shall thereupon become part of this Agreement. In the event that the meeting for any reason does not occur prior to the tenth day following a Notification or does not result in a mutually agreed settlement, then the parties shall proceed with the arbitration.

(ii) If the amount in dispute exceeds $1,000,000, three neutral arbitrators shall be selected by the parties from the JAMS panel list, one of whom shall be chosen by IVS, one of whom shall be chosen by SW and the third to be chosen by the two arbitrators chosen by IVS and SW; provided, that if the two arbitrators chosen by IVS and SW are unable to reach agreement with respect to the third arbitrator, the third shall be chosen in accordance with the appointment rules of JAMS. If the amount in dispute is less than $1,000,000, selection of one neutral arbitrator by the parties shall be from JAMS panel list and shall be chosen by IVS and SW together; provided, that if IVS and SW are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of JAMS. The arbitrator(s) shall be experienced in complex business matters and mergers and acquisitions transactions.

(iii) The arbitration process shall be conducted on an expedited basis by the regional office of JAMS located in San Diego, California. Proceedings in arbitration shall begin no later than 45 days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than 180 days after the filing of the Dispute (including delivery of the written judgment under clause (vi) below). All hearings, unless otherwise agreed to by the parties, shall be held in San Diego, California. Notwithstanding the foregoing, the timetable for the arbitration process will be further expedited in the event that SW or IVS is seeking mandatory or prohibitive injunctive relief and an expedited schedule is reasonably required to preserve the business interests of the party or parties seeking such relief.

(iv) SW and IVS may obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator(s) may, in his, her or their discretion, set parameters on (including the extension of) the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions. All rights of discovery shall commence upon delivery of a Notification, regardless of the timing or occurrence of the meeting contemplated by clause (i) above.

(v) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(vi) The award of the arbitrator(s) shall be made in a written opinion containing a concise reasoned analysis of the basis upon which the award was made. The award of the arbitrator(s) may provide for mandatory or prohibitive injunctive relief.

(vii) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(viii) The parties to any arbitration initially shall share equally the fees and costs of JAMS and the arbitrator(s). At the discretion of the arbitrator(s), the prevailing party or parties may recover from the adverse parties his, her or its actual reasonable attorneys' fees and costs incurred in connection with the arbitration and the enforcement thereof (including reimbursement of any fees and costs of JAMS and the arbitrator(s) paid by such party).

(ix) Any party may apply to a court having jurisdiction to: (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved; (C) avoid the expiration of any applicable limitations period; or (D) preserve a superior position with respect to other creditors.

(x) The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.

(xi) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 10.09(b).

Notwithstanding the foregoing, the parties shall continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

Section 10.10 Additional Condition to Effectiveness of SW's Obligations; Delivery of IVS Disclosure Schedule. IVS acknowledges and agrees that this Agreement shall not be deemed to have been executed and delivered by SW, and SW shall have no liability or obligation hereunder, unless and until the Board of Directors of SW (in its sole discretion) shall have approved the execution, delivery and performance by SW of this Agreement and the consummation by SW of the transactions contemplated hereby. IVS agrees to deliver the IVS Disclosure Schedule referenced in Article III (in form and substance satisfactory to SW) to SW a reasonable time prior to the Closing.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

S&W SEED COMPANY

By: /s/ Grover T. Wickersham
Name: Grover T. Wickersham
Title: Chairman of the Board
Address: 25552 South Butte Avenue
Five Points, CA 93624

IMPERIAL VALLEY SEEDS, INC.

By: /s/ Fred Fabre
Name: Fred Fabre
Title: President
Address: 250 E. 5th Street
Holtville, CA 92250

GLEN BORNT

/s/ Glen Bornt
Name: Glen Bornt
Address: 2311 East Highway 98
Holtville, CA 92250

FRED FABRE

/s/ Fred Fabre
Name: Fred Fabre
Address: 1309 Rancho Way
Woodland, CA 95695

BORNT FAMILY TRUST

By: /s/ Glen Bornt
Name: Glen Bornt
Title: Trustee
Address: 2311 East Highway 98
Holtville, CA 92250

EXHIBIT A TO ACQUISITION AGREEMENT
FORM OF EMPLOYMENT AGREEMENT

This Agreement is made and is effective as of the ___ day of _________, 2012, by and between S&W Seed Company, a Nevada corporation (the "Company"), and Fred Fabre ("Executive"). Together, Executive and the Company are sometimes referred to as the "Parties."

WHEREAS, the Company desires to retain Executive in the capacity of Vice President - Sales, and Executive wishes to be so retained; and

WHEREAS, the Company and Executive both desire to memorialize the arrangement in writing.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, the Company and Executive:

1. Duties and Scope of Employment

(a) Positions and Duties. Executive will serve, at the pleasure of the Chief Executive Officer of the Company (the "CEO"), as Vice President - Sales of the Company and shall report to the CEO and the Company's Board of Directors. As of the date of this Agreement (the "Effective Date"), Executive will be considered a full-time employee of the Company. In the capacity of Vice President - Sales, Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company. Executive will have such powers, authorities and responsibilities as may reasonably be assigned to him by the CEO. However it is the presumption of the parties that Executive shall possess sole decision making authority regarding trading of non-certified alfalfa seed commodities sourced from Imperial Valley Milling, Co, a California corporation. The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term."

(b) Obligations. During the Employment Term, Executive will devote his full business efforts and time to the Company and will use good faith efforts to discharge his obligations under this Agreement to the best of his ability. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Company; provided, however, that Executive may, without the approval of the Company, serve in any capacity with any civic, educational, or charitable organization and serve on the board(s) set forth on Schedule A attached hereto, provided such services do not materially interfere with Executive's obligations to the Company. Executive represents that he is not subject to any non-competition, confidentiality, trade secrets or other agreement(s) that would preclude, or restrict in any way, Executive from fully performing his services hereunder during his employment with the Company.

2. Term of Agreement. This Agreement will have a term of five (5) years commencing on the Effective Date. No later than ninety (90) days before the end of the term of this Agreement, the Company and Executive will discuss whether and under what circumstances the Agreement will be renewed.

3. Termination.

(a) Termination for Cause. Company reserves the right to terminate this agreement if Executive (1) willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement, or (2) commits acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude or breach of fiduciary duty that would prevent the effective performance of his duties. Company may at its option terminate this agreement for the reasons stated in this section by giving ten (10) days written notice of termination to Executive without prejudice to any other remedy to which Company may be entitled either at law, in equity, or under this agreement. The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of relevant facts.

(b) Termination Without Cause. This agreement shall be terminated upon the death of Executive. Further Company reserves the right to terminate this agreement within three (3) months after Executive suffers any physical or mental disability that would prevent the performance of his duties under this agreement. Such termination shall be effected by giving ten (10) days' written of termination to Executive.

4. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of one hundred fifty thousand dollars ($150,000) as compensation for his services (such annual salary, as is then effective, to be referred to herein as "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholdings.

(b) Bonus Compensation. In the discretion of the Compensation Committee, Executive may receive periodic bonuses in acknowledgment of his and the Company's achievements and efforts from time to time. Such bonuses may be payable in the future in alignment with stated performance goals or otherwise in the Compensation Committee's discretion.

(c) Equity Incentive Compensation. Executive shall be eligible to participate in the Company's equity incentive plans, as in effect from time to time, and shall be considered for grants and awards at such times and in such amounts as shall be deemed appropriate by the Compensation Committee, as the administrator of such plans.

(d) Stock Ownership Guidelines. Executive shall be subject to, and shall comply with, the Company's stock ownership guidelines, including compliance with its Insider Trading Policy, a copy of which is attached hereto as Exhibit A and Section 16 of the Securities Exchange Act of 1934, as amended.

5. Executive Benefits

(a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company, as such plans, policies, and arrangements may exist from time to time. The Company represents that it currently sponsors one or more health insurance plans for which Executive will be eligible. The Company will pay the full cost of the premiums for the Executive due under the health insurance plan of which Executive will become a participant. The Company will not pay for premiums of Executive's dependents.

(b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy.

(c) Office. At the request of Executive, Company at Company's expense shall provide Executive with an office located in Woodland, California from which (together with Executive's office at the Company's Five Points headquarters) Executive is to conduct his day to day business on behalf of Company. The office shall have suitable space for the conduct of the business to be carried out by Executive and the rental for the office shall be commensurate with rental rates for similar office space in the area.

(d) Office Staff. At the request of Executive, Company shall provide Executive with reasonable access to office help, equipment and supplies, and other facilities and services suitable to Executive's position and adequate for the performance of his duties.

6. Expenses. The Company will reimburse Executive for reasonable travel, client entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

7. Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the Date of Termination, (b) pay for accrued but unused vacation, (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection the termination of his employment), (d) unreimbursed business expenses to which Executive is entitled to reimbursement under the Company's expense reimbursement policy, and (e) rights to indemnification Executive may have under the Company's Articles of Incorporation, Bylaws, the Employment Agreement, or separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies.

8. Covenants

(a) Nondisparagement. During the Employment Term and for the twelve (12) months thereafter, Executive will not, and will cause his relatives, agents, and representatives to not, knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers, and the Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding Executive. The Company's obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above and members of the Board. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

9. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's by-laws and Certificate of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees.

10. Confidential Information, etc..

(a) Non-Disclosure of Information. It is understood that the business of the Company is of a confidential nature. During the period of Executive's employment with the Company, Executive may receive and/or may secure confidential information concerning the Company or any of the Company's affiliates which, if known to competitors thereof, would damage the Company or its said affiliates. Executive agrees that during and after the term of this Agreement he will not, directly or indirectly, divulge, disclose or appropriate to his own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during the term hereof concerning such confidential matters of the Company or its affiliates, including, but not limited to, information pertaining to contact information, financial information, research, product plans, products, services, customers, markets, developments, processes, designs, drawings, business plans, business strategies or arrangements, or intellectual property or trade secrets. Upon termination of this Agreement, Executive shall promptly deliver to the Company all materials of a secret or confidential nature relating to the business of the Company or any of its affiliates that are, directly or indirectly, in the possession or under the control of Executive.

(b) Trade Secrets. Executive acknowledges and agrees that during the term of this Agreement and in the course of the discharge of his duties hereunder, Executive shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, proprietary, technical, financial, personnel, sales and other information that is owned by the Company and regularly used in the operation of the Company's business, and that such information constitutes the Company's trade secrets. Executive specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of his employment hereunder. Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company's trade secrets obtained by Executive during the course of his employment under this Agreement, including information concerning the Company's current or any future and proposed work, services, or products, the fact that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with the Company, either during the term of this Agreement or at any other time thereafter. Executive further agrees that all files, records, documents, specifications, and similar items relating to the Company's business, whether prepared by Executive or others, are and shall remain exclusively the property of the Company and that they shall be removed from the premises of the Company only with the express prior written consent of the Company's Chief Executive Officer or his designee.

(c) Cooperation. Executive agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company's counsel, Executive's assistance or cooperation is needed. Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company's request and expense in order to fulfill this obligation.

(d) Proprietary Inventions and Assignment Agreement. Concurrently with the execution and delivery of this Agreement, Executive shall execute and deliver the Company's Proprietary Inventions and Assignment Agreement, a copy of which is attached hereto as Exhibit B and incorporated herein by this reference. Executive agrees to abide by the provisions thereof.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity, which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee
c/o Corporate Secretary
S&W Seed Company
25552 South Butte Avenue
Five Points, CA 93624

If to Executive:

at the last residential address known by the Company.

13. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

14. Governing Law: Arbitration.

(a) This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California without regard to any applicable principles of conflicts of law. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

(b) Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a "Dispute") between Executive and the Company arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be settled by binding arbitration conducted in San Diego, California in accordance with the then current arbitration rules of JAMS as modified by the following provisions of this Agreement:

(i) Within five business days following the delivery of notice of a Dispute by a party in accordance with this Agreement (a "Notification"), the parties shall meet and confer on a date and at a time and place agreed upon between the parties. If the Dispute(s) are resolved by the parties in such meeting, the parties agree to reduce to writing the settlement or resolution thereof, which shall thereupon become part of this Agreement. In the event that the meeting for any reason does not occur prior to the tenth day following a Notification or does not result in a mutually agreed settlement, then the parties shall proceed with the arbitration.

(ii) Selection of one neutral arbitrator by the parties shall be from JAMS panel list and shall be chosen by the parties together; provided, that if the parties are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of JAMS. The arbitrator shall be experienced in complex business matters.

(iii) The arbitration process shall be conducted on an expedited basis by the regional office of JAMS located in San Diego, California. Proceedings in arbitration shall begin no later than 45 days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than 180 days after the filing of the Dispute (including delivery of the written judgment under clause (vi) below). All hearings, unless otherwise agreed to by the parties, shall be held in San Diego, California. Notwithstanding the foregoing, the timetable for the arbitration process will be further expedited in the event that a party is seeking mandatory or prohibitive injunctive relief and an expedited schedule is reasonably required to preserve the business interests of the party or parties seeking such relief.

(iv) Each party may obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator may, in his or her discretion, set parameters on (including the extension of) the timing and/or completion of this discovery and may order additional pre- hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions. All rights of discovery shall commence upon delivery of a Notification, regardless of the timing or occurrence of the meeting contemplated by clause (i) above.

(v) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(vi) The award of the arbitrator shall be made in a written opinion containing a concise reasoned analysis of the basis upon which the award was made. The award of the arbitrator may provide for mandatory or prohibitive injunctive relief.

(vii) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(viii) The parties to any arbitration initially shall share equally the fees and costs of JAMS and the arbitrator. At the discretion of the arbitrator, the prevailing party or parties may recover from the adverse parties his or its actual reasonable attorneys' fees and costs incurred in connection with the arbitration and the enforcement thereof (including reimbursement of any fees and costs of JAMS and the arbitrator(s) paid by such party).

(ix) Any party may apply to a court having jurisdiction to: (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved; (C) avoid the expiration of any applicable limitations period; or (D) preserve a superior position with respect to other creditors.

(x) The arbitrator is only authorized to, and only has the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator is not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.

(xi) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 14(b).

Notwithstanding the foregoing, the parties shall continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

15. Integration. This Agreement, together with the Proprietary Inventions and Assignment Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and is signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Survival. The Proprietary Inventions and Assignment Agreement and the Company's and Executive's responsibilities under Sections 7, 8, 9, 11, 12, 13, and 14 will survive the termination of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of California.

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Internal Revenue Code Section 409A. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. If, as of the Date of Termination, Executive is a "specified employee" as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of his "separation from service" (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of his separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of Executive's separation from service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of Executive's separation from service, except to the extent that, in the Company's reasonable judgment, payment during such six-month period would not cause Executive to incur additional tax, interest or penalties under Section 409A. Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

23. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, on the day and year written below.

Company
S&W SEED COMPANY

By: _____________________________
Mark S. Grewal
Chief Executive Officer
Entered into this __ day of ________, 2012.

Executive

By: _____________________________
Fred Fabre

EXHIBIT B TO ACQUISITION AGREEMENT
FORM OF SUBORDINATED PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO S&W SEED COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

SUBORDINATED PROMISSORY NOTE

FOR VALUE RECEIVED, S&W SEED COMPANY, a Nevada corporation (the "Maker"), promises to pay to Imperial Valley Seeds, Inc., 250 E. 5th Street, Holtville, CA 92250 (the "Holder") or its registered assigns or successors in interest, the sum of FIVE HUNDRED THOUSAND Dollars ($500,000), together with any accrued and unpaid interest hereon, on _________, 2017 (the "Maturity Date"), if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Acquisition Agreement dated as of the date hereof by and among the Maker, the Holder and the other parties named therein (as amended, modified and/or supplemented from time to time, the "Acquisition Agreement").

The following terms shall apply to this Subordinated Promissory Note (this "Note"):

ARTICLE I
INTEREST AND PAYMENTS

1.1 Interest Rate. Interest payable on the outstanding principal amount of this Note (the "Principal Amount") shall accrue at a rate per annum equal to one-month LIBOR at Closing plus 2%. Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable in five annual installments, in arrears, commencing on _________ __, 2013, and on each succeeding anniversary thereof (i.e., _____ 2014, ______ 2015, and _________ 2016) through and including the Maturity Date (each, a "Payment Date"), and on the Maturity Date, whether by acceleration or otherwise.

1.2 Principal Payments. Amortizing payments of the Principal Amount (together with accrued and unpaid interest) shall be made in cash by the Maker on each Payment Date in the amount of $100,000. Any remaining outstanding Principal Amount together with any accrued and unpaid interest under this Note shall be due and payable on the Maturity Date.

1.3 Optional Prepayment. The Maker may prepay this Note, in whole or in part, at any time.

1.4 Cancellation In Event of Fred Fabre Ceases to be Employed by Maker. This Note shall be cancelled and Maker released from any and all liabilities hereunder if, at any time prior to the Maturity Date, either (a) Fred Fabre terminates his employment with Maker or an affiliate thereof (excluding (i) a termination that Maker and Mr. Fabre agree is due to a physical or mental disability that would prevent the performance of Mr. Fabre's duties and (ii) termination upon Mr. Fabre's death) or (b) Maker or an affiliate thereof terminates the employment of Mr. Fabre pursuant to Section 3(a) of the Employment Agreement, of even date herewith, between Mr. Fabre and Maker, as the same may be amended by the parties.

ARTICLE II

SUBORDINATION

2.1 Subordination. All payments due under this Note shall be subordinated and made junior, in all respects to the payment in full of all principal, all interest accrued on and all other amounts due on any and all Senior Indebtedness (as defined in the next sentence) of the Maker. "Senior Indebtedness" means all indebtedness owed by or incurred by the Maker, from time to time, under any credit or similar facility with any financial institution, bank or other lender.

ARTICLE III
EVENTS OF DEFAULT

3.1 Events of Default. The occurrence of any of the following events set forth in this Section 3.1 shall constitute an event of default ("Event of Default") hereunder:

(a) Failure to Pay. The Maker fails to pay when due any principal or interest hereon, and, in any such case, such failure shall continue for a period of ten (10) days following the date upon which any such payment was due;

(b) Bankruptcy. The Maker shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, or (vi) acquiesce to, without challenge within ten (10) days of the filing thereof, or failure to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws; or

(c) Insolvency. The Maker shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business.

3.2 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all obligations and liabilities owing by Maker to the Holder under this Note.

3.3 Costs of Collection. Maker agrees to pay all reasonable attorneys' fees and expenses in connection with any legal proceedings brought by Holder to collect any unpaid Principal Amount or interest which is not paid in full when due.

ARTICLE IV
MISCELLANEOUS

4.1 Amendment Provision. The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

4.2 Right to Withhold and Offset. The Holder acknowledges and agrees that the Maker shall have the right (a) to withhold from payments due hereunder the aggregate amounts of any indemnification claims then pending or unresolved against the Holder under the Acquisition Agreement and (b) to off-set against payments due hereunder the aggregate amounts of any such indemnification claims resolved in favor of the Maker.

4.3 Governing Law.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory between Maker and Holder arising out of or relating to this Note shall be settled as set forth in Section 10.09(b) of the Acquisition Agreement.

4.4 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

[Balance of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Maker has caused this Note to be signed in its name effective as of this ___ day of __________, 2012.

S&W SEED COMPANY

By ___________________________________
Name:
Title:

EXHIBIT C TO ACQUISITION AGREEMENT
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of ________ __, 2012, between S&W Seed Company, a Nevada corporation ("Buyer") and Imperial Valley Seeds, Inc., a California corporation ("Seller").

WHEREAS, Seller and Buyer have concurrently herewith consummated the purchase by Buyer of the IVS Assets pursuant to the terms and conditions of the Acquisition Agreement, dated _________, 2012, among Buyer, Seller and the other parties thereto (the "Acquisition Agreement"; terms defined in the Acquisition Agreement and not otherwise defined herein being used herein as therein defined);

NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Acquisition Agreement, Buyer and Seller agree as follows:

1. Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the IVS Assets.

2. Buyer does hereby accept all of the right, title and interest of Seller in, to and under the IVS Assets.

3. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflict of laws. Any dispute arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby shall be resolved in the manner contemplated by the Acquisition Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

S&W SEED COMPANY

By: _____________________________________
Name:
Title:

IMPERIAL VALLEY SEEDS, INC.

By: _____________________________________
Name:
Title:

EXHIBIT D TO ACQUISITION AGREEMENT
FORM OF IVM SUPPLY AGREEMENT

SUPPLY AGREEMENT, dated as of _________ __, 2012 (the "Agreement"), by and between IMPERIAL VALLEY SEEDS, INC., a California corporation ("IVS"), and IMPERIAL VALLEY MILLING CO., a California corporation ("IVM").

WHEREAS, IVM conducts an alfalfa and other seed sourcing, cleaning and supply business; and

WHEREAS approximately 90% of the seed that IVM processes is subsequently sold by IVS, a company that was established for the purpose of selling IVM's certified and uncertified alfalfa seed (collectively, "Seed") and Bermuda grass seed production;

WHEREAS, IVS is engaged in the marketing and sale of Seed throughout the world;

WHEREAS, IVM agrees to offer to sell and (at SW's option) to sell its entire output of all of the Seed production that IVM contracts for and/or purchases from farmers and any other sources;

WHEREAS, in order to be successful, IVS needs to participate with IVM at all stages of the process of contracting for and acquiring Seed, including the particular varieties that are grown or acquired;

WHEREAS, IVS and IVM desire to establish the framework, terms and conditions upon which IVM will sell Seed to IVS.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

1. Agreement to Supply Seed. During the term of this Agreement, and subject to the terms and conditions of this Agreement, the presumption of parties shall be that the entire Seed production of IVM will be offered and sold to IVS and that IVS will sell IVM's entire output from any and all sources (including, without limitation, Seed inventory held on consignment for growers) of Seed to IVS in the quantities and at the prices as hereinafter provided. Notwithstanding anything else in this agreement, IVS shall not be mandated to purchase all Seed if it so declines to do so.

  Coordination and communication. IVS and IVM hereby agree that IVM will use a standard grower contract in the form attached hereto as Exhibit A, which form can be amended from time to time by IVM and IVS. When and as signed by a grower, IVM will promptly supply IVS with a copy of each grower contract so that IVS is always aware of the terms of the contractual commitments for Seed production. On the 15th of each month commencing in June and ending with September 15, IVM will deliver to IVS a written report stating both the amount of Seed processed for the harvest as of that date and a forecast of its expected output of Seed for the remainder of the harvest. Further, during the Imperial Valley's annual Seed harvest IVM and IVS shall use their best efforts to see that their respective employees are in frequent communication as to the status of IVS's sales and IVM's production. In its grower relationships, IVM will ensure that IVS has the right to contact growers directly regarding harvesting and farming practices and to conduct field observation throughout the life of a stand (regardless of whether seed is actually in production). During the cyclical contracting and seed planting period, from approximately September through November and also in early Spring IVM and IVS agree to communicate often, but at least weekly, on the subjects of seed production contracting, seed purchase and seed consignment.

  IVM will use its best efforts to coordinate its Seed supplying efforts so that the maximum amount of Seed commercially possible is available for sale during the harvest to IVS's traditional markets in Middle East and North Africa. In addition, IVM will use its best efforts to contract and/or produce Seed in quantities and of quality consistent with its historical operations and the requirements of IVS. Without limiting the foregoing, IVM will place first priority on scheduling of its processing of Seed before other products.

  At any time during the term of this Agreement IVS may submit a request to purchase Seed from IVM in such quantities and on such delivery dates as required by IVS (an "Acquisition Request"). The Acquisition request may be communicated telephonically, by facsimile or by electronic mail.

  Following receipt of the Acquisition Request, IVM shall use best efforts to source the requested Seed and to deliver as promptly as possible a statement to IVS setting forth the quantity of Seed IVM has available in whole or in part to fulfill the requirements of the Acquisition Request (an "Availability Notice"). For a commercially reasonable period following its receipt of an Availability Notice, IVS will have the exclusive option to purchase all or any portion of the Seed listed in the Availability Notice at a purchase price equal to IVM's Actual Cost (as defined below) plus $___ per pound (during the first ten years of the term of this Agreement) and $___ per pound (during the final five years of the term of this Agreement). IVS may exercise its purchase option by delivering to IVM a purchase order for the quantity of Seed it desires to purchase. Any such purchase will be made on IVS's standard payment, delivery and other terms as specified in the purchase order. The foregoing purchase price will be inclusive of all services set forth on Exhibit B hereto.

  IVS agrees to purchase from IVM, and IVM agrees to sell to IVS, all of its requirements for seed coating services for up to 4 million pounds per annum of Seed (and Bermuda grass seed) sourced by IVS from the Imperial Valley. IVM will provide any and all seed coating services requested by IVS for a total price of $___ per pound for the services described in Exhibit C hereto.

  As used herein, "Actual Cost" means, as to any seed, the contracted price per pound IVM actually pays to the grower of the seed.

  If IVS declines to purchase all or any portion of the Seed listed in an Availability Notice (the amount and type of Seed that IVS declines to purchase being referred to herein as, a "Declined Portion"), then IVM may sell all or any portion of the Declined Portion to other purchasers solely for distribution and end use within the United States. IVM will not sell, or offer to sell, (i) any Seed which has not been first offered for sale to IVS pursuant to an Availability Notice and (ii)_any Seed for a price less than the price set forth in paragraph 1(d). In addition, IVM will not (directly or indirectly) provide any sourcing, cleaning, coating or other services in respect of Seed which has not been offered for sale to IVS pursuant to an Availability Notice.

  All responsibility for decisions regarding the maintenance of inventory, the construction of a new plant and similar elements of IVM's business will rest entirely with IVM. IVS shall have no liability or other responsibility whatsoever for loss or damage incurred by IVM with respect to these decisions.

  IVM will ensure that Shane Brady, (IVM's production manager) enters into confidentiality and trade secret protection agreements, in form and substance reasonably satisfactory to IVS, that protect (among other things) IVM's Seed grower relationships and the identity of its growers. IVS will be named as an intended third-party beneficiary of such agreements. IVM agrees that it will use best efforts to enforce such agreements in the event of any breach thereof.

2. Agreement to Supply Bermuda Grass Seed. IVS will provide IVM with an annual forecast of IVS's requirements for Bermuda grass seed during the following year. IVM agrees to use its best efforts to source a sufficient supply of Bermuda grass seed to meet IVS's forecast requirements at a purchase price equal to IVM's Actual Cost plus $___ per pound (during the first ten years of the term of this Agreement) and $___ per pound (during the final five years of the term of this Agreement), such price inclusive of all services set forth on Exhibit B hereto.

3. Quality; Inspection and Audit.

  IVM will satisfy and comply diligently with all written quality assurance requirements of IVS. The Seed (and any Bermuda grass seed sold hereunder) will be cleaned, stored and shipped by IVM in strict compliance with all applicable federal, state and local laws and regulations (including, without limitation, CCIA blue tag requirements) and IVS's specifications.

  IVS will have the right to inspect without advance notice (i) the premises of IVM at which the Seed (or any Bermuda grass seed sold hereunder) is produced; (ii) all of IVM's facilities and equipment relating to cleaning, storage and delivery of such seed and (c) such seed, prior to its shipment to IVS. Neither IVS nor its employees or agents will be required by IVM to execute a confidentiality agreement, waiver or other agreement as a condition to engaging in inspections related to such seed.

  During the term of this Agreement and for a period of two years after termination, IVM's correspondence, records and books of account related to the supply of Seed (and any Bermuda grass seed sold hereunder) to IVS, will be open to inspection and audit by IVS during IVM's normal business hours.

4. Right of First Refusal. During the term of this Agreement:

(a) In the event that IVM or any shareholder or owner of IVM has received a bona fide written offer which it is willing to accept to assign, sell, transfer of otherwise dispose of (any such transaction a "Transfer"), directly or indirectly, all or any portion of its interest in IVM or the assets of IVM, as the case may be (a "Transferred Interest"), to any person or entity, then IVM will deliver a written notice (a "Transfer Notice") to IVS stating its intent to sell the Transferred Interest. The Transfer Notice will: (i) specify the purchase price for the Transferred Interest, (ii) identify the proposed purchaser of the Transferred Interest, (iii) specify the date scheduled for the Transfer (which date will not be less than 90 days following the date the Transfer Notice is delivered) and (iv) contain a statement that the offer has been accepted pending compliance with the right of first refusal herein. The Transfer Notice will have attached thereto a copy of the written offer containing all of the terms and conditions on which the Transferred Interest is to be sold.

(b) IVS will have the option to purchase all or any portion of the Transferred Interest on terms and conditions substantially the same in all material respects, and at the same price, set forth in the written offer delivered pursuant to paragraph (a) above; provided that (i) to the extent that purchase consideration consists of securities of the proposed purchaser, IVS may substitute cash or its own securities having an equal fair market value, (ii) to the extent the purchase consideration includes any other non-cash assets, IVS may substitute cash or similar non-cash assets having an equal fair market value, and (iii) IVS shall not be required to satisfy any non-financial requirements which would be impracticable for IVS to satisfy.

(c) IVS will notify IVM of its intention to exercise or not to exercise its purchase rights hereunder within 30 days following receipt by it of the Transfer Notice. In the event IVS elects to purchase the Transferred Interest, IVS will use reasonable efforts to consummate the closing of the purchase of the Transferred Interest as soon as practicable and in any event within 90 days following receipt of the Transfer Notice (subject to extension to the extent necessary to obtain any required regulatory or third-party approvals). In the event IVS does not elect to purchase the Transferred Interest, IVM will be free, at any time within 90 days following the date IVS elects not to exercise its purchase rights hereunder (or its purchase rights expire unexercised) to consummate the sale of the Transferred Interest to the purchaser at a price and upon terms and conditions no more favorable to the purchaser than those specified in the Transfer Notice. The purchaser will assume IVM's obligations under this Agreement.

(d) Any determination of the fair market value of any securities or other non-cash assets pursuant to paragraphs (b)(i) or (b(ii) above (a "Fair Market Value Determination") will be made (i) by mutual agreement of IVS and IVM or (ii) if no such agreement is reached within 15 days following the delivery of the applicable Transfer Notice, as follows: (A) IVS and IVM will select a mutually acceptable appraisal firm familiar with assets of the type being evaluated (the "Appraiser") to make the applicable determination(s), (B) the parties will cooperate in providing the Appraiser with such information that may be reasonably requested by the Appraiser for purposes of its evaluation hereunder, (C) the Appraiser will deliver a written certificate to each of IVS and IVM presenting its determination(s), (D) the Appraiser's determination of a Fair Market Value Determination will be final and binding on the parties, and such determination will not be appealable to or reviewable by any court or arbitrator, (E) the period of time provided in paragraph (c) for IVS to notify IVM of its intention to exercise or not to exercise its purchase rights hereunder will be extended until 15 days following the date that the Appraiser has completed all Fair Market Value Determinations applicable to any Transfer Notice, and (F) each of IVS and IVM will bear 50% of the cost of the Appraiser.

4. Term. The term of this Agreement will start on the date first written above (the "Effective Date") and will expire on the fifteenth anniversary of the Effective Date.

5. Miscellaneous.

  This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (ii) shall not be assigned by operation of law or otherwise; provided, that IVS (or any assignee of IVS) may assign its rights and obligations hereunder to any subsidiary of IVS (or such assignee). IVM hereby consents to the assignment by IVS of its rights and obligation under this Agreement to S&W Seed Company (or any subsidiary thereof).

  Except as otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to a party at the address of such party set forth in the signature pages to this Agreement (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent.

  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

  IVM acknowledges that it is an independent contractor and is not an agent, partner, joint venturer nor employee of IVS. IVM shall have no authority to bind or otherwise obligate IVS in any manner nor shall IVM represent to anyone that it has a right to do so.

  The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

  This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California without regard to any applicable principles of conflicts of law.

  Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a "Dispute") between IVS and IVM arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be settled by binding arbitration conducted in San Diego, California in accordance with the then current arbitration rules of JAMS as modified by the following provisions of this Agreement:

  (i) Within five business days following the delivery of notice of a Dispute by a party in accordance with this Agreement (a "Notification"), the parties shall meet and confer on a date and at a time and place agreed upon between the parties. If the Dispute(s) are resolved by the parties in such meeting, the parties agree to reduce to writing the settlement or resolution thereof, which shall thereupon become part of this Agreement. In the event that the meeting for any reason does not occur prior to the tenth day following a Notification or does not result in a mutually agreed settlement, then the parties shall proceed with the arbitration.

  (ii) If the amount in dispute exceeds $1,000,000, three neutral arbitrators shall be selected by the parties from the JAMS panel list, one of whom shall be chosen by IVS, one of whom shall be chosen by IVM and the third to be chosen by the two arbitrators chosen by IVS and IVM; provided, that if the two arbitrators chosen by IVS and IVM are unable to reach agreement with respect to the third arbitrator, the third shall be chosen in accordance with the appointment rules of JAMS. If the amount in dispute is less than $1,000,000, selection of one neutral arbitrator by the parties shall be from JAMS panel list and shall be chosen by IVS and IVM together; provided, that if IVS and IVM are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of JAMS. The arbitrator(s) shall be experienced in complex business matters and mergers and acquisitions transactions.

  (iii) The arbitration process shall be conducted on an expedited basis by the regional office of JAMS located in San Diego, California. Proceedings in arbitration shall begin no later than 45 days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than 180 days after the filing of the Dispute (including delivery of the written judgment under clause (vi) below). All hearings, unless otherwise agreed to by the parties, shall be held in San Diego, California. Notwithstanding the foregoing, the timetable for the arbitration process will be further expedited in the event that IVM or IVS is seeking mandatory or prohibitive injunctive relief and an expedited schedule is reasonably required to preserve the business interests of the party or parties seeking such relief.

  (iv) IVM and IVS may obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator(s) may, in his, her or their discretion, set parameters on (including the extension of) the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions. All rights of discovery shall commence upon delivery of a Notification, regardless of the timing or occurrence of the meeting contemplated by clause (i) above.

  (v) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

  (vi) The award of the arbitrator(s) shall be made in a written opinion containing a concise reasoned analysis of the basis upon which the award was made. The award of the arbitrator(s) may provide for mandatory or prohibitive injunctive relief.

  (vii) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

  (viii) The parties to any arbitration initially shall share equally the fees and costs of JAMS and the arbitrator(s). At the discretion of the arbitrator(s), the prevailing party or parties may recover from the adverse parties his, her or its actual reasonable attorneys' fees and costs incurred in connection with the arbitration and the enforcement thereof (including reimbursement of any fees and costs of JAMS and the arbitrator(s) paid by such party).

  (ix) Any party may apply to a court having jurisdiction to: (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved; (C) avoid the expiration of any applicable limitations period; or (D) preserve a superior position with respect to other creditors.

  (x) The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.

  (xi) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 5(g).

  Notwithstanding the foregoing, the parties shall continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

IMPERIAL VALLEY SEEDS, INC.

By____________________________
Name:
Title:
Address:

IMPERIAL VALLEY MILLING CO.

By____________________________
Name: Glen Bornt
Title: President
Address: 250 E. 5th Street
Holtville, CA 92250

Acknowledge and Agreed by:

BORNT FAMILY TRUST

By____________________________
Name:
Title:
Address:

Exhibit A
Form of Grower Contract

Exhibit B
Included Services

Included services:

  Weighing product
  Supplying appropriate bag tags
  Marking buyer's bags
  Closing buyer's bags
  Unitizing for shipment with protective wrap
  Photo documentation
  Transport documentation
  Standard blending

The following services are not covered:

  Custom blending
  Thiram or equivalent (including liquid fungicide and colorant) to be provided at no more than $___ per pound.
  Dry powder innoculation

Exhibit C
Coating Services

  Apply 35-50% additive mineral as directed by IVS
  Bind with liquid polymer
  Encapsulate rhizobium inoculant and liquid fungicide
  Color as directed by IVS